Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS SECOND QUARTER

FINANCIAL RESULTS

PROVO, Utah, August 3, 2011 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company, today reported consolidated financial results for the second quarter ended June 30, 2011.

For the Second Quarter of 2011:

•                  Net sales were $91.8 million, compared with $87.1 million in the same quarter a year ago, an increase of 5.4 percent.

•                  Operating income from continuing operations was $8.1 million, compared with $3.3 million in the same quarter a year ago, an increase of 146.0 percent.

•                  EBITDA, defined here as net income before taxes, depreciation and amortization, other income and adjusted to exclude share-based compensation expense, was $10.2 million, compared with $4.5 million in the same quarter a year ago, an increase of 128.3 percent.

•                  Net income from continuing operations was $5.6 million, compared with net income of $1.4 million in the same quarter a year ago, an increase of 299.3 percent.

•                  Basic and diluted net income per share from continuing operations was $0.36 compared with earnings per share of $0.09, for the same quarter a year ago.

•                  As of June 30, 2011, shareholders’ equity was $83.6 million, compared to $68.4 million on December 31, 2010, an increase of 22.2 percent.

•                  As of June 30, 2011, active Managers worldwide were 29,600, a decrease of 2.3 percent from the end of the prior quarter, while active distributors and customers worldwide declined 3.1 percent from the end of the prior quarter to 675,100.

For the First Six Months of 2011:

•                  Net sales were $184.7 million, compared with $173.9 million in the same period a year ago, an increase of 6.2 percent.

•                  Operating income from continuing operations was $15.7 million, compared with $3.8 million in the same period a year ago, an increase of 307.8 percent.

•                  EBITDA, defined here as net income before taxes, depreciation and amortization, other income and adjusted to exclude share-based compensation expense, was $18.9 million, compared with $6.2 million in the same period a year ago, an increase of 204.7 percent.

•                  Net income from continuing operations was $12.2 million, compared with net income of $6.2 million in the same period a year ago, an increase of 98.1 percent.

•                  Basic and diluted net income per share from continuing operations was $0.79 and $0.78, respectively, compared with earnings per share of $0.40 and $0.40, for the same period a year ago, respectively.

NSP United States Segment Results for the Second Quarter:

•                  Net sales were $35.9 million, compared with $36.2 million in the same quarter a year ago, a decrease of 0.9 percent.  Shifting the timing of our national convention from the fall of 2010 to the spring of 2011 negatively affected Manager retention and Distributor recruiting efforts during the prior year and the current quarter. Net sales revenue also decreased compared to the same period in the prior year due to changes to some of our promotional programs.

•                  Operating income was $3.7 million, compared with $2.2 million in the same quarter a year ago, an increase of 68.4 percent. The increase in operating income is primarily the result of significant cost reductions in our selling, general and administrative expenses and improvements in our cost of goods sold.

NSP International Segment Results for the Second Quarter:

•                  Net sales were $33.1 million, compared with $34.3 million in the same quarter a year ago, a decrease of 3.7 percent. In local currencies, net sales decreased by 5.2 percent compared to the same quarter a year ago. Higher sales in our Russian markets and positive currency fluctuations were offset by lower sales in our Dominican Republic, Japan and Mexico markets.

•                  Operating income was $1.8 million, compared with $1.1 million in the same quarter a year ago, an increase of 75.6 percent. This increase was the result of higher sales in our Russian markets, cost reductions, and the impact of prior year value-added tax reserve charges in our Mexico business.

Synergy Worldwide Results for the Second Quarter:

•                  Net sales were $22.9 million, compared with $16.6 million in the same quarter a year ago, an increase of 37.7 percent. In local currencies, net sales increased 29.5 percent compared to the same quarter a year ago. The increase in net sales was primarily due to strong growth in our United States, Korean and European markets.

•                  Operating income was $2.5 million, compared with just above break-even for the same quarter in the prior year. This increase was primarily due to significant sales growth and managing expenses.

NutriPlus Arbitration

In 1999 and 2000, the Company and Nutriplus LLC (“NutriPlus”) entered into an Asset Purchase Agreement and subsequent Settlement Agreement (together the “Purchase Agreement”) under which the Company acquired certain assets in order to establish its Russian business, and Nutriplus acquired rights to receive certain royalty payments from the Company expressed as a percentage of the Company’s net sales in its Russian business.

On July 12, 2010, the Company submitted a demand for arbitration to the American Arbitration Association (the “AAA”) naming NutriPlus as respondent. The Company sought a declaration of its rights and obligations, including with respect to royalty payments and the calculation thereof, arising out of the Purchase Agreement.

On July 20, 2010, NutriPlus submitted its own demand for arbitration to the AAA naming the Company as respondent. NutriPlus alleged that the Company underpaid NutriPlus for royalties arising out of the Purchase Agreement. In arbitration, NutriPlus sought damages related to the alleged underpayment and a declaratory judgment with respect to the method the Company must use in determining the amount of royalties to pay NutriPlus in the future.

The arbitration demands were consolidated into a single proceeding, and the hearing was scheduled for July 2011.

On July 8, 2011, the Company and NutriPlus entered into a Settlement Agreement, wherein both parties settled all claims in the arbitration and bore their own costs associated with the arbitration. As a result of the settlement, the Company will pay NutriPlus $21.7 million and all of the Company’s ongoing obligations under the Purchase Agreement were extinguished, including all obligations with respect to accrued unpaid royalties and all obligations to pay future royalties to NutriPlus in perpetuity. In 2010, the Company recorded total royalty costs for the year of approximately $5.6 million. The Company recorded royalty costs of approximately $1.3 million and $1.3 million for the three months ended June 30, 2011 and 2010, respectively, and $2.9 million and $2.8 million for the six months ended June 30, 2011 and 2010, respectively.  As of June 30, 2011, the Company had accrued $7.0 million related to the liability for unpaid royalties to NutriPlus for the period from April 1, 2010 through June 30, 2011. The Company will apply such accrual to the settlement payment.

Effective Income-tax Rate

The effective income tax rate was 26.4 percent compared with 40.7 percent in the same quarter a year ago.  The effective income tax rate of 26.4 percent for the current quarter was below the U.S. federal statutory tax rate of 35.0 percent due to tax deductions taken for financial reporting purposes related to foreign earnings. The effective income tax rate of 40.7 percent for the same quarter a year ago was above the U.S. federal statutory tax rate of 35.0 percent as a result of foreign subsidiary net losses for which no tax benefit was recognized.

Non-GAAP Financial Measures

The Company has included information concerning EBITDA because management utilizes this information in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to fund its business.  EBITDA has not been prepared in accordance with generally accepted accounting principles (GAAP).  This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, net income as an indicator of the Company’s operating performance.  Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies.  The Company has included a reconciliation of EBITDA to reported earnings under GAAP in the attached financial tables.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional, herbal, weight management, energy, and other complementary products through a global direct sales force of over 600,000 independent distributors in more than 40 countries.  Nature’s Sunshine manufactures its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today.  The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further reviews of the Company’s financial statements by the Company and its Audit Committee;

modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2011	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$62,998	$47,604
Accounts receivable, net of allowance for doubtful accounts of $730 and $918, respectively	8,955	5,947
Investments available for sale	6,969	6,470
Inventories	38,047	36,235
Deferred income tax assets	4,697	4,582
Prepaid expenses and other	5,704	5,700
Total current assets	127,370	106,538

Property, plant and equipment, net	26,072	27,391
Investment securities	1,636	1,778
Intangible assets	1,229	1,303
Deferred income tax assets	13,229	12,916
Other assets	10,338	9,489
	$179,874	$159,415

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$5,082	$4,855
Accrued volume incentives	19,913	18,619
Accrued liabilities	38,127	34,601
Deferred revenue	2,817	3,385
Income taxes payable	5,095	3,708
Total current liabilities	71,034	65,168

Liability related to unrecognized tax benefits	20,862	21,366
Deferred compensation payable	1,636	1,778
Other liabilities	2,778	2,721
Total long-term liabilities	25,276	25,865
Shareholders’ Equity:
Common stock, no par value; 50,000 shares authorized, 15,559 and 15,533 issued and outstanding as of June 30, 2011 and December 31, 2010	69,191	67,752
Retained earnings	20,514	8,278
Accumulated other comprehensive loss	(6,141)	(7,648)
Total shareholders’ equity	83,564	68,382
	$179,874	$159,415

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended June 30,
	2011	2010

Net sales revenue (net of the rebate portion of volume incentives of $11,356 and $10,976, respectively)	$91,811	$87,143
Cost and expenses:
Cost of goods sold	17,129	16,759
Volume incentives	33,390	32,546
Selling, general and administrative	33,240	34,565
	83,759	83,870
Operating income	8,052	3,273
Other expense, net	(420)	(902)

Income before provision for income taxes	7,632	2,371
Provision for income taxes	2,018	965
Net income from continuing operations	5,614	1,406
Loss from discontinued operations	—	(352)
Net income	$5,614	$1,054

Basic and diluted net income per common share

Basic:
Net income from continuing operations	$0.36	$0.09
Loss from discontinued operations	$—	$(0.02)
Net income	$0.36	$0.07

Diluted:
Net income from continuing operations	$0.36	$0.09
Loss from discontinued operations	$—	$(0.02)
Net income	$0.36	$0.07

Weighted average basic common shares outstanding	15,536	15,512
Weighted average diluted common shares outstanding	15,659	15,602

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

(Unaudited)

	Six Months Ended June 30,
	2011	2010

Net sales revenue (net of the rebate portion of volume incentives of $22,938 and $22,216, respectively)	$184,655	$173,933
Cost and expenses:
Cost of goods sold	35,681	34,676
Volume incentives	67,688	65,097
Selling, general and administrative	65,613	70,317
	168,982	170,090
Operating income	15,673	3,843
Other income (expense), net	(155)	1,999

Income before provision (benefit) for income taxes	15,518	5,842
Provision (benefit) for income taxes	3,282	(335)
Net income from continuing operations	12,236	6,177
Loss from discontinued operations	—	(970)
Net income	$12,236	$5,207

Basic and diluted net income per common share

Basic:
Net income from continuing operations	$0.79	$0.40
Loss from discontinued operations	$—	$(0.06)
Net income	$0. 79	$0.34

Diluted:
Net income from continuing operations	$0. 78	$0.40
Loss from discontinued operations	$—	$(0.06)
Net income	$0. 78	$0.33

Weighted average basic common shares outstanding	15,535	15,511
Weighted average diluted common shares outstanding	15,591	15,597

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,236	$5,207
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	(69)	(54)
Depreciation and amortization	2,117	2,152
Share-based compensation expense	1,144	218
Loss on sale of property and equipment	13	2
Deferred income taxes	(419)	(62)
Loss on restricted cash	—	497
Amortization of bond discount	10	11
Purchase of trading investment securities	(38)	(116)
Proceeds from sale of trading investment securities	226	60
Realized and unrealized (gains) losses on investments	(56)	59
Amortization of prepaid taxes related to gain on intercompany sales	—	542
Foreign exchange losses (gains)	1,237	(2,280)
Changes in assets and liabilities:
Accounts receivable	(2,860)	(4)
Inventories	(1,577)	2,010
Prepaid expenses and other current assets	49	(345)
Other assets	(691)	(76)
Accounts payable	326	710
Accrued volume incentives	1,101	1,369
Accrued liabilities	2,907	647
Deferred revenue	(568)	(834)
Income taxes payable	1,405	(2,429)
Liability related to unrecognized tax benefits	(510)	(1,986)
Deferred compensation payable	(142)	83
Net cash provided by operating activities	15,841	5,381
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(694)	(1,286)
Proceeds from sale of investments available for sale	2,382	—
Purchase of investments available for sale	(2,849)	—
Net cash used in investing activities	(1,161)	(1,286)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	295	27
Net cash provided by financing activities	295	27
Effect of exchange rates on cash and cash equivalents	419	350
Net increase in cash and cash equivalents	15,394	4,472
Cash and cash equivalents at the beginning of the period	47,604	35,538
Cash and cash equivalents at end of the period	$62,998	$40,010

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME to EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,
	2011	2010

Net income	$5,614	$1,054
EBITDA adjustments:
Loss from discontinued operations	—	352
Depreciation and amortization	1,063	1,034
Share-based compensation expense	1,056	149
Other expense, net*	420	902
Taxes	2,018	965
EBITDA	$10,171	$4,456

	Six Months Ended June 30,
	2011	2010

Net income	$12,236	$5,207
EBITDA adjustments:
Loss from discontinued operations	—	970
Depreciation and amortization	2,117	2,152
Share-based compensation expense	1,144	218
Other (income) expense, net*	155	(1,999)
Taxes	3,282	(335)
EBITDA	$18,934	$6,213

* Other income (expense), net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Provo, Utah 84606

(801) 342-4370